Exhibit 16(a)(ii)

OREGON PACIFIC BANCORP
1355 Highway 101
Florence, Oregon, 97439
(541) 752-5161

SPECIAL MEETING VOTING PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned on this voting proxy hereby appoints James P. Clark and Joanne Forsberg, and each of them as Proxies, with full power of substitution, and hereby authorizes Mr. Clark and Ms. Forsberg to represent and to vote, as designated below, all the shares of common stock of Oregon Pacific Bancorp held of record by the undersigned on February 9, 2008, at the Special Meeting of Shareholders to be held on March 13, 2008 at 7:00 p.m. Pacific Time, in Florence, Oregon, or any adjournment of such Meeting.

The Board of Directors Recommends a Vote FOR the Proposal.

PROPOSAL FOR AMENDMENT OF ARTICLES OF INCORPORATION

The Articles of Incorporation of Oregon Pacific Bancorp shall be amended to provide for a new Article IX, which authorizes a five hundred to one (500-1) reverse stock split of the Company’s common stock, followed by a cash-out of post-split fractional shares at the pre-split rate of $13.00 per share, and a forward stock split of one to five hundred (1-500).  In the Transaction, shareholders who are the record holders of fewer than 500 shares of Oregon Pacific common stock as of January 4, 2008 will receive cash for their shares at a rate of $13.00 per share on a pre-split basis.  The shares of Oregon Pacific common stock held by owners of 500 or more shares as of January 4, 2008 will remain outstanding and will be unaffected by the Transaction.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy confers authority to vote “For” and will be voted “For” the proposals listed unless authority is withheld is specified, in which case this proxy will be voted in accordance with the specifications so made.  Management knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting.  However, if any other matters are properly presented at the Special Meeting, this Proxy will be voted in accordance with the recommendations of management.

Please sign EXACTLY as your name appears below. If shares are held by two or more persons, each must sign.  Please supply your title if you are signing as an attorney, executor, trustee, guardian, corporate officer, or in some other representative capacity.

Signature

Signature

Date:____________________, 2008

Please complete, date, sign, and promptly return this proxy in the enclosed envelope. Thank you.